Exhibit 99.(a-11)

THE ALGER AMERICAN FUND

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger American Fund (the “Trust”), a Trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated April 6, 1988, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on September 22, 2009, the Declaration of Trust is amended effective September 23, 2009 as follows:

(a)           The first clause of Section 1.1 of the Declaration of Trust is hereby amended by this Certificate of Amendment to read in its entirety as follows:

“SECTION 1.1.  Name.  The name of the Trust shall be ‘The Alger Portfolios’.”

; and

(b)           The names of the Portfolios established by Sections 6.1 and 6.2 of the Declaration of Trust and by various Certificates of Designation, are hereby amended to be as follows:

1.             The name of the Alger American Balanced Portfolio established by Section 6.1 of the Declaration of Trust and by the Certificate of Designation dated December 15, 1988, and amended by Certificate of Amendment dated June 25, 1992 is hereby further amended to be the “Alger Balanced Portfolio.

2.             The name of the Alger American Capital Appreciation Portfolio established by Section 6.1 of the Declaration of Trust and by the Certificate of Designation dated February 16, 1994 and amended by Certificate of Amendment dated February 12, 2008, is hereby further amended to be the “Alger Capital Appreciation Portfolio”.

3.             The name of the Alger American Income & Growth Portfolio established by Section 6.2 of the Declaration of Trust and amended by consent dated April 28, 1988, is hereby further amended to be the “Alger Growth & Income Portfolio.

4.             The name of the Alger American LargeCap Growth Portfolio established by Section 6.2 of the Declaration of Trust and amended by consent dated April 28, 1988 and Certificate of Amendment dated February 12, 2008, is hereby further amended to be the “Alger Large Cap Growth Portfolio”.

5.             The name of the Alger American MidCap Growth Portfolio, established by Section 6.1 of the Declaration of Trust and Certificate of Designation dated February 24, 1993, is hereby further amended to be the “Alger Mid Cap Growth Portfolio”.

6.             The name of the Alger American SmallCap Growth Portfolio, established by Section 6.2 of the Declaration of Trust and amended by consent dated April 28, 1988 and Certificate of Amendment dated February 12, 2008, is hereby further amended to be the “Alger Small Cap Growth Portfolio”.

7.             The name of the Alger American SMidCap Growth Portfolio established by Section 6.1 of the Declaration of Trust and by the Certificate of Designation dated September 21, 2007, and amended by Certificate of Amendment dated April 23, 2009 is hereby further amended to be the “Alger SMid Cap Growth Portfolio.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 22nd day of September, 2009.

Hal Liebes
Secretary

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	September 22, 2009

Then personally appeared the above, Hal Liebes, and acknowledged the foregoing instrument to be his free act and deed before me,

Notary Public
My Commission Expires: